Exhibit 3.1

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

FIRST - Name

The name of the Corporation is:
HT Naturals Inc.

SECOND – Registered Agent

Its registered office in the State of Delaware is to be located at 8 The Green, Ste A, in the City of Dover County of Kent Zip Code 19901. The registered agent in charge thereof is A Registered Agent, Inc.

THIRD - Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH - Stock

The amount of the total stock of this corporation is authorized to issue is 1,000,000 shares (number of authorized shares), with a par value of $0.001 per share.

FIFTH - Incorporator

The name and mailing address of the incorporator are as follows:

A Registered Agent, Inc. – 8 The Green, Ste A, Dover, DE 19901

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 19th day of November, A.D. 2020.

BY: ______________________

A Registered Agent, Inc., Incorporator
Patrick Brickhouse, Assistant Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:31 PM 11/19/2020
FILED 04:31 PM 11/19/2020
SR 20208450991 - File Number 4195390